Exhibit 21.1

AVAX One Technology Ltd. LIST OF SUBSIDIARIES:

AVAX One Operations, Inc.

AF Redwater, Inc.

AgriFORCE Investments Inc. (US)

AGI IP Co.

West Pender Holdings, Inc.

West Pender Consulting Company

un(Think) Food Company

un(Think) Food Company Canada Ltd.

Radical Technologies, Ltd.